Exhibit 99.1

June 12, 2017

Premier Holding Corporation Signs Non-Binding LOI to Include TPC in Larger Energy Rollup

TUSTIN, CA--(Marketwired – June 12, 2017) - Premier Holding Corporation (OTCQB: PRHL) announces the signing of a non-binding LOI with Ridgefield Partners, LLC, to participate in a newly created energy roll-up. PRHL intends to contribute its subsidiary, The Power Company (TPC), and certain other assets, in exchange for an interest in a combined company that has entered into three LOIs prior to the LOI with PRHL. We believe the combined company will be able to meet the listing standards of the major exchanges following consummation of the roll-up. We believe that the roll-up of these diversified yet integrated energy companies will maximize the future value of each company and thus the combined company.

PRHL will receive approximately 20% ownership of the combined company. We intend to promptly distribute a portion of these shares to our existing shareholders and then distribute the remaining shares over the course of the year following completion of the transaction, allowing PRHL shareholders to reap the benefits of holding shares in both Premier and in the combined company.

The LOI contemplates that TPC, a reseller of deregulated power, would be combined with a licensed national energy supplier that has one of the larger footprints in the deregulated energy space. This supplier has contracted with utilities in 9 out of the 11 top states for deregulated power. PRHL CEO Randall Letcavage stated: “In going through this process, I met with some of the larger suppliers in the US and there was a tremendous interest in our subsidiary, TPC. As we have reported to the public in the past, we believe TPC on its own has been severely undervalued - our argument to support this goes back to our record sales months and eventually selling more than 5,000 customers a month (more than 60,000 customers per year) and the fact that TPC has sold over 200,000 energy contracts since inception. We believe that when teamed with a supplier, the value of TPC could be increased significantly.

Letcavage continued: “PRHL bought a supplier earlier this year to pursue our own integration. As a result we uncovered an attractive opportunity to acquire additional suppliers. This led us to begin talks with suppliers with as much as $100,000,000 in annual revenues and we came to understand our real value and how critical it is to enter the market quickly and in more states. During this process we also held discussions in earnest with Ridgefield --who was acquiring companies including energy suppliers – and this recently culminated in the announced LOI.”

In addition, PRHL’s other subsidiary, Energy Efficiency Experts (E3), is expected to enter into an exclusive sales agreements with the combined company to distribute their various lines of energy efficient products and services. E3 continues to perform well with limited manpower, and we believe that E3’s previously announced partner program will increase its operations and financial results. A material advantage is that E3 has contracted a financing program that we believe is more competitive than anything in the industry. We expect this program will allow E3 customers to have all of their energy efficiency products bought for them on a basis that rivals other financing structures as clients will have no equipment cost or liability for any of the equipment. We believe that this process will represent a material change in the way energy efficiency is adopted, and we could potentially receive a commission from all efficiency technology (HVAC, windows, water, etc.) which is greater than just the lighting. We believe we can ultimately attract much larger clients while creating more cross selling opportunities.

The company cautions readers that this is a non-binding LOI and the transaction remains subject to shareholder approval, and entry into a formal definitive agreements will have to be negotiated and signed, with customary representations and warranties and closing conditions. There can be no assurance that this transaction will be consummated.

About Premier Holding Corporation
Under the corporate motto, "Everything Energy," Premier is an energy holding company focused on acquiring and integrating energy companies as synergistic subsidiaries. The Company accumulates residential and commercial clients in deregulated markets from all subsidiaries and cross sells energy and energy efficiency products and services including LED lighting, energy management systems, smart home technology, and more, maximizing profit potential and minimizing cost of client procurement. In addition, Premier Holding provides top line management and financial support, which includes access to capital, financing, legal, insurance, mergers, acquisitions, joint ventures and management strategies. Additional integrated business offerings include direct energy services as power purchase agreements (PPAs), energy financing and leasing of generation programs in urban and rural real estate environments, lighting efficiency systems and refrigeration systems. For more information, visit PRHL Investors Relations www.prhlcorp.com.

Premier Holding Corp. Safe Harbor
This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipate," "optimistic," "intend," "will" or other similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under applicable securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, contact:

Megan Samson
(949) 260-8070
msamson@prhlcorp.com